Exhibit 99.2
ITEM 6. SELECTED FINANCIAL DATA
The selected consolidated financial data below should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K.

In thousands, except per share data	Years Ended December 31,
Statement of Comprehensive Income Data	2014	2013	2012	2011	2010
Revenue	$2,291,586	$2,299,785	$2,198,151	$1,844,046	$1,435,721
Operating income	$268,404	$278,876	$287,493	$223,014	$153,064
Income from continuing operations	$124,677	$222,688	$166,303	$122,934	$71,964
Loss from discontinued operations, net of tax(1)	(18,059)	(47,896)	(16,073)	(19,051)	(20,956)
Net income	$106,618	$174,792	$150,230	$103,883	$51,008
Basic earnings per share from continuing operations	$6.17	$8.18	$5.49	$4.02	$2.30
Basic loss per share from discontinued operations	(0.89)	(1.76)	(0.53)	(0.62)	(0.67)
Basic earnings per share attributable to Outerwall Inc.	$5.28	$6.42	$4.96	$3.40	$1.63
Diluted earnings per share from continuing operations	$6.02	$7.85	$5.17	$3.86	$2.22
Diluted loss per share from discontinued operations	(0.87)	(1.69)	(0.50)	(0.60)	(0.65)
Diluted earnings per share	$5.15	$6.16	$4.67	$3.26	$1.57
Shares used in basic per share calculations	20,192	27,216	30,305	30,520	31,268
Shares used in diluted per share calculations	20,699	28,381	32,174	31,869	32,397
	As of December 31,
Balance Sheet Data	2014	2013	2012	2011	2010
Cash and cash equivalents	$242,696	$371,437	$282,894	$341,855	$183,416
Total assets	$1,583,319	$1,891,383	$1,561,725	$1,450,837	$1,265,598
Total debt, capital lease obligations and other	$994,085	$785,292	$385,760	$397,099	$377,321
Common stock	$473,592	$482,481	$504,881	$481,249	$434,169
Total stockholders’ equity	$97,378	$518,689	$549,088	$513,902	$426,009

(1)	Discontinued operations for all periods presented includes the results of operations from:

◦	our Redbox Canada operations, which we shut down during the first quarter of 2015;

◦	four ventures previously included in our former New Ventures segment, Orango, Rubi, Crisp Market, and Star Studio, which were discontinued during 2013;

◦	our Money Transfer Business, which we met the criteria to classify as a discontinued operation in the second quarter of 2010 and sold in June 2011; and

◦	our E-Payment Business, which was sold in the second quarter of 2010.

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